EXHIBIT 21
Subsidiaries of the Company
Digi International GmbH
Digi International (HK) Ltd.
Digi International Kabushikikaisha
Digi International Limited
Digi International SARL
ITK International, Inc.
MaxStream, Inc.
NetSilicon, Inc.
Rabbit Semiconductor Inc.
Digi International Spain S.A.